Exhibit 99.01

          LG&E Energy Prepared To Replace Pacificorp Bid For Big Rivers

LOUISVILLE, Ky., Feb. 24 /PRNewswire/ -- The LG&E Energy Corp. (NYSE: LGE) board of directors today gave approval for LG&E Energy to replace Pacificorp in the existing reorganization plan of Big Rivers Electric Corporation. This approval is the first step required by the U.S. Bankruptcy Court for LG&E Energy to participate in a March auction of Big Rivers, protecting creditors and customers should Pacificorp choose to abandon its bid.

LG&E Energy will match the offer currently proposed by Pacificorp to lease the assets of the Henderson, Ky.-based power cooperative and provide for the long-term power needs of Big Rivers' customers. Having met the court's requirements to begin its due diligence review of Big Rivers, LG&E Energy Corp. now has until the March 19 bid date to determine the amount of any potential enhanced bid for the lease or purchase of Big Rivers' assets.

LG&E Energy Corp. is an industry-leading energy services holding company headquartered in Louisville, Ky. The company has assets and operations in retail and wholesale power and natural gas services and marketing. It has offices, operations and partnership projects throughout the U.S., as well as in Canada, Argentina and Spain.

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